Exhibit 99.1


Willis to Acquire North West England Broker

    LONDON & NEW YORK--(BUSINESS WIRE)--Oct. 4, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, today announces that it has completed the acquisition of CH Jeffries (Insurance Brokers) Limited, a North West England-based insurance broker with annual revenues of approximately GBP 2.5 million ($4.5 million). The transaction, whose terms are not disclosed, is effective from October 1, 2004.
    Founded in 1964, Jeffries has been owned and led by Brent Connell since 1973. It has offices in Cockermouth and Carlisle, Cumbria and around 70 employees.
    Jeffries has been a member of the Willis Commercial Network since 1999. The Network is a partnership between Willis and over 60 regional brokers throughout the UK, in which the brokers retain their independence while being able to access the global resources of Willis on preferential terms for their clients' benefit.
    Welcoming Brent Connell and his colleagues to Willis, Allan Gribben, Chief Executive of Willis UK & Ireland, said: "Through the Willis Commercial Network we have come to know the Jeffries team well. We are impressed by their professionalism, the care they show their clients - many of whom have been with Jeffries for many years - and their teamwork approach.
    "Last week Willis announced that it had acquired a majority stake in Coyle Hamilton, Ireland's largest privately owned insurance broker. The addition of Jeffries further strengthens our portfolio and we look forward to its contributions."
    Brent Connell said: "My colleagues and I have been very pleased to be part of the Willis Commercial Network and this transaction is a natural development of that successful relationship. Willis' approach of drawing on its global resources to deliver the right solution locally to the client fits our own approach perfectly and will enable us to enhance our service to clients."
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
              or
             Media:
             Nick Jones, + 44 20 7488-8190
             jonesnr@willis.com
              or
             Dan Prince, 212-837-0806
             prince_da@willis.com